LETTER AGREEMENT

AMG Managers Emerging Opportunities Fund

Subadvisory Agreement

March 1, 2019

WEDGE Capital Management L.L.P.

301 South College Street, Suite 3800

Charlotte, North Carolina 28202

Attn: Compliance

Re:	Subadvisory Agreement between AMG Funds LLC (formerly Managers Investment Group LLC) (the “Manager”) and WEDGE Capital Management L.L.P. (the “Subadvisor”), dated as of December 10, 2007, and as amended from time to time (the “Subadvisory Agreement”)

Ladies and Gentlemen:

Pursuant to Section 9 of the Subadvisory Agreement, the Manager hereby notifies you that Schedule A to the Subadvisory Agreement is amended, effective as of the date hereof, to reflect a revised subadvisory fee (the “New Subadvisory Fee”) that has been agreed to by the Manager and the Subadvisor with respect to AMG Managers Emerging Opportunities Fund (formerly Managers Fremont Micro-Cap Fund), a series of AMG Funds I (formerly Managers Trust I) (the “Trust”). Attached as Appendix A is an amended and restated Schedule A to the Subadvisory Agreement setting forth the annual fee that the Manager will pay the Subadvisor pursuant to Section 5 of the Subadvisory Agreement.

Please acknowledge your agreement to the New Subadvisory Fee as set forth on Appendix A by executing this letter agreement in the space provided below and then returning it to the undersigned.

Sincerely,

AMG Funds LLC

By:
Name: Keitha L. Kinne
Title: Chief Operating Officer

ACKNOWLEDGED AND ACCEPTED

WEDGE Capital Management L.L.P.

By:
Name:
Title:
Date:

ACKNOWLEDGED

AMG Funds I

By:
Name: Thomas G. Disbrow
Title: Treasurer, Chief Financial Officer and Principal Financial Officer
Date: March 1, 2019

Appendix A

AMENDED AND RESTATED

SCHEDULE A

SUBADVISOR FEE

For services provided to the Fund Account, AMG Funds LLC will pay a base quarterly fee for each calendar quarter at an annual rate of [ ]. Average assets shall be determined using the average daily net assets in the Fund Account during the quarter. The fee shall be pro-rated for any calendar quarter during which the contract is in effect for only a portion of the quarter.